Exhibit 5.1

1221 Avenue of the Americas
New York, NY 10020
212.768.6700
212.768.6800 fax
www.sonnenschein.com

August 27, 2009

PharmAthene, Inc.

One Park Place

Suite #450

Annapolis, MD 21401

Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

In our capacity as counsel to PharmAthene, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3 (the “Registration Statement”), being filed contemporaneously herewith by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering (i) 9,112,256 shares (the “Note Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) that are issuable upon the conversion of certain 10% convertible notes heretofore issued by the Company (the “Notes”), assuming conversion of all Notes on the maturity date thereof, and (ii) 2,572,775 shares (the “Warrant Shares”) of Common Stock that are issuable upon exercise of certain warrants heretofore issued by the Company (the “Warrants”).  The Note Shares and the Warrant Shares have been included in the Registration Statement for the account of the persons identified therein as the Selling Stockholders.

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Amended and Restated Certificate of Incorporation, as amended, (ii) the Company’s By-Laws, (iii) the Registration Statement, (iv) corporate proceedings of the Company relating to the Notes, the Note Shares, the Warrants and the Warrant Shares, and (v) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.   The Note Shares have been duly and validly authorized and, when issued in accordance with the terms of the Notes, will be duly and validly issued, fully paid and non-assessable.

2.   The Warrant Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and non-assessable.

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The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial opinions interpreting same), and we do not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sonnenschein Nath & Rosenthal LLP
SONNENSCHEIN NATH & ROSENTHAL LLP